Exhibit 99.1

Atlantic Coast Bank Appoints Two Senior Executives

WAYCROSS, Ga.--(BUSINESS WIRE)--October 25, 2010--Atlantic Coast Bank, a unit of Atlantic Coast Federal Corporation (NASDAQ:ACFC), today announced that it has named two seasoned executives to new leadership roles within the Bank. Jonathan Lewis joins Atlantic Coast Bank as Executive Vice President and will serve as President of the Bank's expanding mortgage division, which is headquartered in Jacksonville, Florida. Maureen T. Britz joins the Bank as Senior Vice President of Small Business Lending.

"We're delighted that Jonathan and Maureen have accepted our invitation to join Atlantic Coast Bank," said Atlantic Coast Bank Executive Chairman, Jay Sidhu. "Sound leadership is the key to success at any level, and these executives have demonstrated strong team-building skills in their past endeavors. They bring deep experience and a good understanding of what we want to accomplish in these growing areas of the Bank."

Lewis has 25 years of experience in sales, marketing and executive management, with more than 14 years in the financial services industry. Prior to joining Atlantic Coast Bank, he served as the State Manager of New Jersey and New York for Allied Home Mortgage Capital Corporation. During his tenure with Allied, which commenced in 2003, Lewis opened new offices, managed 15 branches and successfully grew a retail branch to over $400 million in sales volume. He has overseen both production and operations productivity and achieved top 10 sales and income rankings every year from 2003 through 2009. Lewis holds a bachelors of arts in both English and Economics from Lehigh University.

Britz has 22 years of experience in commercial lending, including SBA programs. Since August 2009, she was with HomeBanc, N.A. in Tampa, Florida, serving most recently as Director of SBA Lending. In that role, she was responsible for all aspects of SBA lending, including sales, operations, marketing and budgeting. From June 2005 to January 2009, Britz held several leadership positions in lending with Banco Popular North America, serving lastly as Senior Vice President – National Operations Manager for Small Business and Commercial Lending, and from January 2003 to June 2005, she was with Bayview Financial, serving in SBA and other lending capacities. Britz, a paralegal, attended Adelphi University and was an adjunct professor of Principles of Real Estate Lending at Georgetown University.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376